EXHIBIT 99.1

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the “SEC”) any and all statements on Schedule 13D or Schedule 13G and Forms 3, 4 and 5 (and any amendments or supplements thereto) required under section 13(d) or section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with purchases and sales by the undersigned of securities of any issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint Situational Awareness LP, a Delaware limited partnership, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases and sales, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.

Dated: October 14, 2025

SITUATIONAL AWARENESS LP By: /s/ Leopold Aschenbrenner Leopold Aschenbrenner Managing Partner	SAF AI GP LP By: /s/ Leopold Aschenbrenner Leopold Aschenbrenner Managing Partner
SITUATIONAL AWARENESS LLC By: /s/ Leopold Aschenbrenner Leopold Aschenbrenner Managing Partner	SITUATIONAL AWARENESS PARTNERS LP By: SAF AI GP LP, General Partner By: /s/ Leopold Aschenbrenner Leopold Aschenbrenner Managing Partner
/s/ Leopold Aschenbrenner Leopold Aschenbrenner	/s/ Carl Shulman Carl Shulman